EXHIBIT 99.1

Exactech Schedules Q3 2014 Earnings Release and Conference Call

Company Expects Q3 Revenue to be at Lower Range of Guidance and Earnings to Fall Below Guidance Due to Currency Impact

Gainesville, Fla. - Oct 13, 2014 -- Exactech, Inc. (Nasdaq: EXAC), a developer and producer of bone and joint restoration products for hip, knee, shoulder, spine and biologic materials, will release its third quarter 2014 financial results on Tuesday, October 21st, 2014. A copy of the earnings release will be available at http://www.hawkassociates.com.
The company said it expects that revenue for the third quarter will be at the lower end of its previously announced guidance and that net income will be below guidance due to softer than expected sales and adverse currency impacts.
The company will hold a conference call with CEO David Petty and key members of the management team on Wednesday, October 22nd at 10:00 a.m. Eastern Time. The call will cover Exactech’s third quarter 2014 results. Petty will open the conference call and a question-and-answer session will follow.
To participate in the call, dial 1-888-329-8877 any time after 9:50 a.m. Eastern on Wednesday, October 22nd. International and local callers should dial 1-719-457-2085. A live and archived webcast of the call will be available at http://www.hawkassociates.com/profile/exac.cfm or http://public.viavid.com/index.php?id=111204. This call will be archived for approximately 90 days.
About Exactech
Based in Gainesville, Fla., Exactech develops and markets orthopaedic implant devices, related surgical instruments and biologic materials and services to hospitals and physicians. The company manufactures many of its orthopaedic devices at its Gainesville facility. Exactech’s orthopaedic products are used in the restoration of bones and joints that have deteriorated as a result of injury or diseases such as arthritis. Exactech markets its products in the United States, in addition to more than 30 markets in Europe, Latin America, Asia and the Pacific. Additional information about Exactech, Inc. can be found at http://www.exac.com. Copies of Exactech’s press releases, SEC filings, current price quotes and other valuable information for investors may be found at http://www.exac.com and http://www.hawkassociates.com.
An investment profile on Exactech may be found at http://www.hawkassociates.com/profile/exac.cfm. To receive future releases in e-mail alerts, sign up at http://www.hawkassociates.com/about/alert.

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EXACTECH INC.

This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which represent the company’s expectations or beliefs concerning future events of the company’s financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company’s dependence on the ability of third party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company’s products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.

Investor contacts                        Julie Marshall or Frank Hawkins
Jody Phillips                             Hawk Associates
Chief Financial Officer                    305-451-1888
352-377-1140                            E-mail: exactech@hawkassociates.com

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EXACTECH INC.